Exhibit 99.1

NEWS RELEASE

Contacts:        Bob Halliday

Executive Vice President and

Chief Financial Officer

978.282.7597

or

Mary Wright

Director, Investor Relations

978.282.5859

or

Tom Baker

Vice President, Finance

978.282.2301

Varian Semiconductor Equipment Associates Reports

Fiscal 2008 First Quarter Results

GLOUCESTER, MA, January 24, 2008 – Varian Semiconductor Equipment Associates, Inc. (“Varian Semiconductor”) (Nasdaq: VSEA) today announced results for its fiscal 2008 first quarter ended December 28, 2007.

Revenue for the first quarter of fiscal 2008 totaled $254.1 million, compared to revenue of $225.6 million for the same period a year ago. Varian Semiconductor recorded net income of $43.7 million, or $0.57 per diluted share during the first quarter of fiscal 2008, compared to net income of $37.0 million, or $0.44 per diluted share for the same period a year ago.

Gary Dickerson, Varian Semiconductor’s chief executive officer, said, “In calendar year 2007, Varian Semiconductor achieved record market share, improved operating margins, and extended its product leadership, including the introduction of PLAD into volume production. In calendar year 2008, Varian should continue to gain market share and further advance its product leadership. However, we see calendar year 2008 as a reduced spending year for our customers, particularly for manufacturers of DRAM devices. Therefore, we will maintain a conservative operating posture for the near term.”

Robert Halliday, chief financial officer, provided forward guidance for the second quarter of fiscal 2008. “We currently expect revenue to be between $250 and $260 million. Earnings per share are anticipated to range from $0.50 to $0.55 per diluted share.”

Robert Halliday further added, “Although our visibility into the third quarter of fiscal 2008 is very limited, we are concerned about anticipated spending reductions by our customers and are tentatively planning for a shutdown for the last week of June and the first week of July.”

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VSEA Announces FY 2008 Q1 Results	Page 2	January 24, 2008

Varian Semiconductor will hold a conference call, broadcast over the Internet, at 5:30 p.m. eastern time today to discuss Varian Semiconductor’s operating results and outlook. Access to the call is available through the investor relations page on Varian Semiconductor’s website at www.vsea.com. Replays will be available via the website for two weeks after the call.

About Varian Semiconductor Equipment Associates, Inc.

Varian Semiconductor is the leading producer of ion implantation equipment used in the manufacture of semiconductors. Varian Semiconductor is headquartered in Gloucester, Massachusetts, and operates worldwide. Varian Semiconductor maintains a website at www.vsea.com. The information contained in Varian Semiconductor’s website is not incorporated by reference into this release, and the website address is included in this release as an inactive textual reference only.

Note: This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. For this purpose, statements concerning the industry outlook, Varian Semiconductor’s guidance for second quarter fiscal 2008 revenue and earnings per share, market share, expected product plans, financial performance, market conditions for 2008, and any statements using the terms “believes,” “anticipates,” “will,” “expects,” “plans” or similar expressions, are forward-looking statements. The forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: volatility in the semiconductor equipment industry; intense competition in the semiconductor equipment industry; Varian Semiconductor’s dependence on a small number of customers; fluctuations in Varian Semiconductor’s quarterly operating results; Varian Semiconductor’s transition to new products; Varian Semiconductor’s exposure to risks of operating internationally; uncertain protection of Varian Semiconductor’s patent and other proprietary rights; Varian Semiconductor’s reliance on a limited group of suppliers; Varian Semiconductor’s ability to manage potential growth, decline and strategic transactions; Varian Semiconductor’s reliance on one primary manufacturing facility; and Varian Semiconductor’s dependence on certain key personnel. These and other important risk factors that may affect actual results are discussed in detail under the caption “Risk Factors” in Varian Semiconductor’s Annual Report on Form 10-K for the year ended September 28, 2007 and in other reports filed by Varian Semiconductor with the Securities and Exchange Commission. Varian Semiconductor cannot guarantee any future results, levels of activity, performance or achievement. Varian Semiconductor undertakes no obligation to update any of the forward-looking statements after the date of this release.

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VSEA Announces FY 2008 Q1 Results	Page 3	January 24, 2008

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Fiscal Three Months Ended
	December 28, 2007	December 29, 2006
Revenue
Product	$235,510	$202,350
Service	18,529	21,477
Royalty	17	1,796

Total revenue	254,056	225,623
Cost of revenue	131,852	125,170

Gross profit	122,204	100,453

Operating expenses
Research and development	28,743	24,223
Marketing, general & administrative	32,563	30,469

Total operating expenses	61,306	54,692

Operating income	60,898	45,761
Interest income, net	2,707	5,625
Other income (expense), net	49	715

Income before income taxes	63,654	52,101
Provision for income taxes	19,987	15,109

Net income	$43,667	$36,992

Weighted average shares outstanding – basic	74,930	83,127
Weighted average shares outstanding – diluted	76,608	84,646
Net income per share – basic	$0.58	$0.45
Net income per share – diluted	$0.57	$0.44

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VSEA Announces FY 2008 Q1 Results	Page 4	January 24, 2008

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 28, 2007	September 28, 2007
ASSETS
Current assets
Cash and cash equivalents	$108,957	$109,514
Short-term investments	80,322	88,384
Accounts receivable, net	214,118	189,573
Inventories	176,538	170,293
Deferred income taxes	28,866	27,907
Other current assets	14,715	26,010

Total current assets	623,516	611,681
Long-term investments	73,649	96,153
Property, plant and equipment, net	68,956	73,980
Other assets	17,113	17,274

Total assets	$783,234	$799,088

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$521	$510
Accounts payable	44,650	49,863
Accrued expenses	53,355	55,289
Product warranty	11,996	12,183
Deferred revenue	56,129	54,742

Total current liabilities	166,651	172,587
Long-term accrued expenses and other liabilities	60,229	53,904
Deferred income taxes	3,858	3,858
Long-term debt	2,626	2,761

Total liabilities	233,364	233,110

Stockholders’ equity
Common stock	929	927
Capital in excess of par value	555,384	548,426
Less: Cost of treasury stock	(600,465)	(535,423)
Retained earnings	595,184	553,221
Accumulated other comprehensive loss	(1,162)	(1,173)

Total stockholders’ equity	549,870	565,978

Total liabilities and stockholders’ equity	$783,234	$799,088

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